Exhibit 99.1

Emisphere Reports First Quarter 2017 Financial Results

The Company to Host Conference Call Today at 8:30 AM ET

ROSELAND, N.J., May 12, 2017 — Emisphere Technologies, Inc. (OTCBB: EMIS) today reported financial results for the first quarter ended March 31, 2017, and how to access today’s quarterly earnings call where the management team will overview recent progress against the Company’s business plan.

FIRST QUARTER 2017 FINANCIAL RESULTS

Emisphere reported net income of $6.1 million, or $0.10 per basic share and $0.04 per diluted share for the quarter ended March 31, 2017, compared to a net loss of $1.8 million, or $0.03 per basic and diluted share for the same period last year.

An operating loss of $1.1 million was reported for the three months ended March 31, 2017, compared to an operating loss of $2.7 million in the same period last year. Total operating expenses include research and development costs of $0.01 million, general and administrative expenses of $1.2 million and selling expenses of $0.0 million compared to $0.1 million, $1.3 million and $1.6 million, respectively, for the same period last year.

The Company reported other non-operating income of $7.2 million for the three months ended March 31, 2017, compared to other non-operating income of $0.9 million for the same period last year, an increase of $6.3 million. The increase is due primarily to a $6.6 million increase in the change in fair value of derivative instruments offset by a $0.3 million increase in interest expense.

LIQUIDITY

As of March 31, 2017, Emisphere had approximately $4.6 million in cash, a net decrease of $1.4 million from December 31, 2016, approximately $1.4 million working capital deficiency, a stockholders’ deficit of approximately $155.3 million and an accumulated deficit of approximately $558.5 million.

Our net loss was $10.0 million, $40.4 million and $25.4 million for the years ended December 31, 2016, 2015 and 2014, respectively. Our net cash provided (outlays) from operations and capital expenditures were ($6.8), ($2.8) million and ($8.4) million for the years ended December 31, 2016, 2015 and 2014, respectively. Net cash provided (outlays) include receipts of deferred revenue of ($0.01) million, $14.6 million and $0.0 million for 2016, 2015, and 2014, respectively. Our stockholders’ deficit was $161.4 million and $151.9 million as of December 31, 2016 and 2015, respectively.

We have limited capital resources and operations to date have been funded with the proceeds from private and public debt and equity financings, collaborative research agreements and income earned on investments. As of March 31, 2017, our financial obligations included approximately $53.0 million (face value) under our Second Amended and Restated Convertible Notes (the “Convertible Notes”), approximately $26.2 million (face value) under a loan agreement entered into on August 20, 2014 (the “Loan Agreement”), approximately $0.8 million (face value) under our Second Amended and Restated Reimbursement Notes (the “Reimbursement Notes”), and approximately $2.4 million (face value) under our Second Amended and Restated Bridge Notes (the “Bridge Notes”).

Management has concluded that due to the conditions described above, there is substantial doubt about the entity’s ability to continue as a going concern through one year after the issuance of the accompanying financial statements. We have evaluated the significance of the conditions in relation to our ability to meet our obligations and believe that our current cash balance will provide sufficient capital to continue operations through approximately March 2018. While our plan is to raise capital from commercial operations and/or product partnering opportunities to address our capital deficiencies and meet our operating cash requirements, there is no assurance that our plans will be successful. If we fail to generate sufficient capital from commercial operations or partnerships, we will need to seek capital from other sources and risk default under the terms of our existing loans. We cannot assure you that financing will be available on favorable terms or at all. Additionally, if additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders. Furthermore, despite our optimism regarding the Eligen ® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

CONFERENCE CALL AND WEBCAST INFORMATION

The live webcast of the conference call can be accessed through the Company’s web site at www.emisphere.com. The call can also be accessed by dialing (877) 303-9483 (United States and Canada) or (760) 666-3584 (international), and entering Conference ID# 14929495. In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning Friday, May 12, 2017 at 11:30 AM ET through 11:59 PM ET on May 19, 2017, by calling (855) 859-2056 (United States and Canada) or (404) 537-3406 (International), and entering Conference ID# 14929495.

ABOUT ELIGEN B12™

Eligen B12™ is indicated for the dietary management of patients who have a medically-diagnosed vitamin B12 deficiency, associated with a disease or condition that cannot be managed by a modification of the normal diet alone. Eligen B12™ is designed so that patients only need to take a single oral tablet (cyanocobalamin 1000 mcg/salcaprozate sodium [SNAC] 100 mg) of B12 daily.

Eligen B12™ is the first and only prescription medical food that has been shown to normalize vitamin B12 levels comparable to an intramuscular (IM) injection of B12. In a study that compared the impact of Eligen B12™ and IM B12 on plasma B12 levels in 50 patients with demonstrated B12 deficiency (serum B12 <350 pg/mL), both products normalized B12 levels by Day 15 (first observation) and maintained normal levels over the duration of the study (three months). In a study that compared bioavailability in 20 healthy subjects of Eligen B12™ with that of a standard oral B12 supplement, the bioavailability of Eligen B12™ was 5.09 percent compared with 2.16 percent, which is more than double the bioavailability of the conventional over-the-counter oral B12 supplement formulation at the same dose.

Eligen B12™ is classified by the U.S. Food and Drug Administration as a medical food. A medical food is a prescription product formulated to be consumed or administered orally under medical supervision for the treatment of a disease or condition that cannot be managed by a modification of the normal diet alone.

For more information, visit www.eligenb12.com.

ELIGEN B12™ IMPORTANT SAFETY INFORMATION

Those with an allergy to B12, cobalt or any ingredients of Eligen B12™ should not take this product. Eligen B12™ should not be taken by people who have Leber’s disease, which physicians may refer to as hereditary optic nerve atrophy. Cyanocobalamin (B12) can lead to optic nerve damage (and possibly blindness) in people with Leber’s disease. Note that Eligen B12™ has not been studied in patients below 18 years of age.

ABOUT EMISPHERE

Emisphere is a pharmaceutical and drug delivery company. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015. Beyond Eligen B12™, the Company utilizes its proprietary Eligen® Technology to develop new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics. For more information, please visit www.emisphere.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability to capture market share for oral Eligen B12™ or any potential products, the success of the Company’s commercialization initiatives, the ability if the Company and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com

EMISPHERE TECHNOLOGIES INC.

CONDENSED BALANCE SHEETS

MARCH 31, 2017 AND DECEMBER 31, 2016

(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,639	$6,085
Accounts Receivable, net	239	301
Inventories	50	67
Prepaid expenses and other current assets	230	107

Total Current Assets	5,158	6,560
Security deposits	24	24

Total assets	$5,182	$6,584

LIABILITIES AND STOCKHOLDERS DEFICIT
Current liabilities
Accounts payable and accrued expenses	$789	$869
Deferred Revenue, current portion	194	513
Derivative instruments-related party	5,595	8,343

Total current liabilities	6,578	9,725
Notes payable, related party, net of related discount	68,089	67,589
Accrued interest, related party	2,682	—
Derivative instruments – related party	27,474	34,851
Deferred revenue	55,616	55,616
Royalty payable – related party	—	206
Deferred lease liability, and other liabilities	2	5

Total liabilities	160,441	167,992

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value; 4,000,000 shares authorized; none-issued and outstanding	—	—
Common stock, $.01 par value; 400,000,000 shares authorized; issued 61,142,210 and 60,977,210 shares (60,852,478 and 60,687,478 outstanding) as of March 31, 2017 and December 31, 2016, respectively	611	610
Additional paid-in-capital	406,616	406,495
Subscription receivable	(37)	—
Accumulated deficit	(558,497)	(564,561)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(155,259)	(161,408)

Total liabilities and stockholders’ deficit	$5,182	$6,584

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENT OF OPERATIONS

For the three months ended March 31, 2017 and 2016

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended
	March 31,
	2017	2016
Net revenue	$222	$373
Cost of goods sold	47	52

Gross profit	175	321

Costs and expenses:
Research and development	80	91
General and administrative expenses	1,181	1,340
Selling expenses	—	1,595
Depreciation and amortization	—	4

Total costs and expenses	1,261	3,030

Operating loss	(1,086)	(2,709)

Other non-operating income (expense):
Other income	2	5
Change in fair value of derivative instruments
Related party	10,124	3,449
Other	—	122
Interest expense, related party	(2,976)	(2,696)

Total other non-operating income (expense)	7,150	880

Net income (loss)	$6,064	$(1,829)

Net income (loss) per share, basic	$0.10	$(0.03)
Net income (loss) per share, diluted	$0.04	$(0.03)
Weighted average shares outstanding, basic	60,714,978	60,687,478
Weighted average shares outstanding, diluted	69,134,441	60,687,478